Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Savings Plan for the Subsidiaries of Southside Bancshares, Inc. of our report dated October 17, 2014, with respect to the financial statements and supplemental schedules of the Savings Plan for the Subsidiaries of Southside Bancshares, Inc. included in this Annual Report (Form 11-K) for the years ended December 31, 2013 and 2012.

/s/ Ernst & Young LLP
Dallas, TX
October 17, 2014